Exhibit (p)(4)

Brookmont Capital Management, LLC

Regulatory Compliance Manual

This Regulatory Compliance Manual is the property of Brookmont Capital Management, LLC (“Brookmont Capital” or the “Company”) and must be returned to the Company if an individual’s association with the Company terminates for any reason.

The content of this manual is confidential, and should not be revealed to third parties. The policies and procedures set forth herein supersede previous manuals, policies, and procedures.

This manual is based on an original version that is © 2011 ACA Compliance Group.

INTRODUCTION

This Regulatory Compliance Manual (the “Manual”) is not a full procedures manual and does not constitute legal advice. It is intended to give Brookmont Capital’s directors, officers, and partners and employees a general understanding of the regulatory rules and requirements that apply to Brookmont Capital.

All Employees must abide by all applicable policies and procedures contained in this Manual. The Manual should accurately reflect Brookmont Capital’s business practices. Employees should speak to the CCO, or his delegate regarding any questions about the Manual, or if the Manual should be changed or updated. In addition, please contact the CCO or his delegate if Brookmont Capital’s disclosure documents, advisory contracts, or marketing materials appear inaccurate, incomplete, or out-of-date.

In developing this Manual, Brookmont Capital considered the material risks associated with its operations. This risk evaluation process is ongoing, and the CCO will periodically review this Manual to ensure that Brookmont Capital’s policies and procedures adequately address all applicable risks. Any material amendments to this Manual will be distributed to all Employees. New policies, guidance, and amendments may be issued by Brookmont Capital’s CCO or other supervisory personnel by email or verbally before being formally incorporated into the Manual. Such communications are as valid and binding as the Manual’s written guidance.

Employees will be asked to acknowledge in writing that they have received, understand, and will abide by the policies and procedures contained in this Manual, upon commencement of employment, annually, and upon any material change to the Manual.

This Manual includes certain forms that Employees can use to make disclosures or seek pre-clearance. In some situations it may be impractical for an Employee to print, execute, and submit a paper form. In these instances Employees may generally complete, sign, and submit the form electronically, inserting “/s/ NAME” in the signature line. Alternately, Employees may call or email the CCO or his delegate and ask one of these individuals to complete and submit the form on the Employee’s behalf. The completion of the form by another person should be referenced on the form.

Employees should be aware that Brookmont Capital will consider all forms to be binding, irrespective of the way in which they are submitted. Also, on a case-by-case basis the CCO may require Employees to print, manually sign, and submit paper forms.

Capitalized terms are defined at the end of the Manual.

CODE OF ETHICS

Dated: September 29, 2014

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Investment Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

—	The adviser’s fiduciary duty to its clients;

—	Compliance with all applicable Federal Securities Laws;

—	Reporting and review of personal Securities transactions and holdings;

—	Reporting of violations of the code; and

—	The provision of the code to all supervised persons.

Rule 17j-1 under the Investment Company Act of 1940 addresses conflicts of interest between registered investment companies (“funds) and their personal (such as fund portfolio managers) by:

—	Prohibiting fraudulent, deceptive or manipulative acts by fund affiliates and certain other persons in connection with their personal transactions in securities held or to be acquired by the fund;

—

Requires funds and their investment advisers and principal underwriters (collectively, “rule 17j-1 organizations”) to adopt codes of ethics containing provisions reasonably necessary to prevent their “access persons” (generally, those fund personnel involved in the portfolio management process) from engaging in conduct prohibited by the rule;

—	Requires access persons to report their personal securities transactions to the appropriate rule 17j-1 organization; and

—	Imposes certain recordkeeping requirements.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Brookmont Capital and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Brookmont Capital to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, honesty, fairness, trustworthiness and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees while maintaining full compliance at all times with applicable law. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Brookmont Capital’s services, and engaging in other professional activities. To achieve this, each Covered Person/Access Person must observe the Code standards—both in their letter and spirit—in all his Brookmont activities.

All of Brookmont Capital’s directors, officers, and partners and employees are presumed to be a Covered Person/Access Person, but this presumption can be rebutted if the facts warrant. The CCO shall determine who is a Covered Person/Access Person, notify individuals of their Covered Person/Access Person status, maintain a current list of Covered Persons/Access Persons, review holdings and transaction reports, and generally administers the Covered Person/Access Person requirements

Some of the more important general aspects of this Code are:

•

If you have any question about this Code, such as the meaning of any Code provision or its applicability to you, you should contact our Chief Compliance Officer (“CCO”) or our Chief Operating Officer (“COO”).

•	If you wish to raise any concern about a Code provision, we encourage you to do so, in any of the manners described herein.

•

If you become aware of a violation of this Code, or of any other Brookmont policy or of a law applicable to us, you must report the violation. And we encourage you to report possible violations. The Code provides several ways in which you may report, including anonymously.

•	Where this Code prohibits specified types of conduct, it prohibits any form of direct or indirect engagement in the conduct, such as through family members, friends or other third parties.

•	A violation of this Code, even though not a violation of law, can be grounds for disciplinary action, including termination.

•	When the Code refers to a “client” of Brookmont, it means any person with whom we have any type of investment advisory or counseling relationship, including any mutual fund we manage.

Any waiver of a Code provision must be obtained in advance and may be granted only by the CCO or COO.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Brookmont Capital must act in its Clients’ best interests. Neither Brookmont Capital, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Brookmont Capital’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

We strive to comply fully with all securities and other laws applicable to us. You must always comply with the letter and spirit of those laws in all your activities. You should become knowledgeable about the securities laws related to your job responsibilities, and generally familiar with the securities laws applicable to us. Noted below are some of the securities and related laws that particularly apply to us and our Employees.

Reporting Violations

Improper actions by Brookmont Capital or its Employees could have severe negative consequences for Brookmont Capital, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Investment Policy Committee on the matter. Any problems identified during the review will be addressed in ways that reflect Brookmont Capital’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CCO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Brookmont Capital will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Brookmont Capital’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of interest may exist between various individuals and entities, including Brookmont Capital, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Brookmont Capital, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Brookmont Capital’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Brookmont Capital and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of Brookmont Capital and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

Brookmont Capital’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Brookmont Capital requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

—	Direct obligations of the Government of the United States;

—	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

—	Shares issued by money market funds;

—	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Brookmont Capital or an affiliate;

—	Interests in 529 college savings plans; and

—

Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Brookmont Capital or an affiliate.

—

Exchange-traded funds or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Brookmont Capital’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. Brookmont Capital may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. All pre-clearance requests must be submitted to the CCO or his delegate.

Reporting

Brookmont Capital must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit personal trading activity and holdings to the CCO.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or his delegate within 30 days of the end of each calendar quarter. These reports must contain the following information current as of a date not more than 45 days prior to the date of the report:

—

All Securities held in an account (whether direct or indirect beneficial ownership), including the title and type of security, ticker symbol or CUSIP number, number of shares and principal amount of each Security;

—

Transaction information to include title and type of security; ticker symbol or CUSIP number; transaction date; number of shares; type of transaction; transaction price; and the name of the bank, broker-dealer or financial institution through which the transaction was effected;

—	The name of any broker-dealer or financial institution with which the Employee maintains a Personal Account in which securities are held;

—	The date the account was established; and

—	The date the report is submitted by the Employee.

Employees should provide duplicate copies of statements to the CCO for all accounts in which transaction in Reportable Securities occur. The CCO shall review such statements quarterly for compliance with the policies and procedures herein. Employees may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO or his delegate duplicate account statements. The Principals of the firm are required to open an investment account through Brookmont Capital Management that holds all personal liquid investments. All personal transaction(s) that include liquid assets must be traded through this account.

The CCO or his delegate must receive all such duplicate statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported as well.

Quarterly reporting Forms

If an employee did not have any brokerage statements sent to the CCO, transactions or account openings to report, this should be indicated in writing to the CCO within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or his delegate on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted through duplicate brokerage statements. These reports must contain the following information current as of a date not more than 45 days prior to the date of the report:

—

All Securities held in an account (whether direct or indirect beneficial ownership), including the title and type of security, ticker symbol or CUSIP number, number of shares and principal amount of each Security;

—	The name of any broker-dealer or financial institution with which the Employee maintains a Personal Account in which securities are held; and

—	The date the report is submitted by the Employee.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

—	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

—

Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or his delegate who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Brookmont Capital’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or his delegate will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

—	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

—	Trading opposite of Client trades;

—	Trading ahead of Clients;

—	Observance of a 5 business day blackout period where no trades can be made that include a security that has been recently purchased or sold in any of the firm’s investment Strategies; and

—	Trading that appears to be based on Material Non-Public Information.

The CCO or his delegate will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO or his delegate will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

A delegate of the CCO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Reports to the Board

On a periodic basis, but no less than annually, Brookmont’s CCO shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

—

A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations.

—	A certification on behalf of Brookmont that Brookmont has adopted procedures reasonably necessary to prevent Employees from violating the Code

Recordkeeping

The CCO shall maintain all records in accordance with Rule 17j-1 under the 1940 Act and Rules 204A-1 and 204-2 under the Advisers Act.

Disclosure of the Code of Ethics

Brookmont Capital will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Brookmont Capital’s Code of Ethics should be directed to the CCO or his delegate.

Attachment – Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by Brookmont Capital’s Compliance Manual, which includes Brookmont Capital’s Code of Ethics. I understand that any questions about Brookmont Capital’s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

Initial:
Date:

Attachment - Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

	Question	Yes	No
1.	Are you or any members of your immediate family employed by a financial services company other than Brookmont Capital, or by a company that provides products or services to Brookmont Capital?

2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?

3.

Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Brookmont Capital?

4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Client?

5.	Do you or any members of your immediate family have any other business or personal relationship with any Client?

6.	Are you or any members of your immediate family employed by any government?

7.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?

8.	Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Brookmont Capital, you or your immediate family members and any Client?

9.	Have you complied with Brookmont Capital’s requirements regarding the disclosure and approval of outside business activities?

10.

Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)

11.	Have you improperly transmitted proprietary information between Brookmont Capital and any prior employers or other individuals or entities?

Initial:
Date:

		Question	Yes	No

12.	Have you reported all of the political contributions that you made in the past two years?

13.	In the past 10 years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

	—	Felony
—

Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

14.	Are any felony or misdemeanor charges, as described above, currently pending?

15.	In the past 10 years, has the SEC or the CFTC found you:
	—	To have made a false statement or omission?
	—	To have been involved in a violation of SEC or CFTC regulations or statutes?
	—	To have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

16.	In the past 10 years, has the SEC or the CFTC:
	—	Entered an order against you in connection with investment-related activity?
	—	Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

17.	In the past 10 years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you to have:
	—	Made a false statement or omission, or been dishonest, unfair, or unethical?
	—	Been involved in a violation of investment-related regulations or statutes?
	—	Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

18.	In the past 10 years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:
	—	Entered an order against you in connection with an investment-related activity?
	—	Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

19.	In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:
	—	Made a false statement or omission?
	—	Been involved in a violation of its rules (other than a violation designated

Initial:
Date:

		Question	Yes	No
as a “minor rule violation” under a plan approved by the SEC)?
	—	Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

20.

In the past 10 years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?

21.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

22.	In the past 10 years, has any domestic or foreign court:
	—	Enjoined you in connection with any investment-related activity?
	—	Found that you were involved in a violation of investment-related statutes or regulations?
	—	Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

23.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

New Employees should skip the remaining questions and explain any marks in shaded boxes below the table.

24.	During the past 12 months, have you reported all personal Securities transactions in accordance with Brookmont Capital’s reporting policies?

25.	During the past 12 months, have you reported gifts and entertainment in accordance with Brookmont Capital’s reporting policies?

26.	During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?

27.	During the past 12 months, have you become aware of any violation of Brookmont Capital’s Code of Ethics that you did not disclose to the CCO?

28.	To the best of your knowledge, during the past 12 months, has Brookmont Capital and its Employees (including yourself) complied with the Company’s written policies and procedures regarding:
	— — — — —	Insider trading; Outside business activities and prior employment; Political contributions; Identification, reporting, and resolution of complaints; Portfolio management;

Initial:
Date:

Question	Yes	No

—     Proxy voting;

—     Trading;

—     Identification, reporting, and resolution of trade errors;

—     Soft dollars;

—     Security valuation;

—     Account opening and closing;

—     Side pockets;

—     Anti-money laundering;

—     Protection of Clients’ privacy;

—     Custody and safeguarding of assets;

—     Fee billing;

—     The maintenance and dissemination of disclosure documents;

—     The use of electronic communications;

—     Advertising and marketing;

—     Solicitation arrangements;

—     Media communications

—     Contingency and disaster recovery planning; and

—     The maintenance of books and records.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date:

Attachment – Quarterly Reporting Form: New Accounts

For the Quarter Ended:

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or his delegate within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Attachment – Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate trade confirmations monthly account statements for the above named account to:

Brookmont Capital Management

Attn: Robert Bugg, Chief Compliance Officer or his delegate

2000 McKinney Ave Suite 1230

Dallas, TX 75201

If you have any questions or concerns, please call me at 214.953.0190. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc:	Robert Bugg, Chief Compliance Officer or his delegate

Attachment – Quarterly Report Of Personal Securities Transactions

Our firm Code of Ethics and SEC regulations require that each access person* (defined at Rule 204A-1(e)(1) ) and Rule 17j-(d)(1)(ii)) report, within 30 days of the end of each calendar quarter, any personal securities transactions in any account of the access person, or any account in which the access person or any immediate family or household member, has a direct or indirect pecuniary interest.

Transactions do not need to be reported for:

1)	any account in which the adviser or any access person has no direct or indirect influence or control,
2)	direct obligations of the U.S. Government, e.g., U.S. Treasury bills, notes and bonds,
3)	high quality short-term instruments, e.g., U.S. bank certificates of deposit, bankers’ acceptances, and commercial paper,
4)	open-end investment companies, i.e., mutual funds unless our firm, or an affiliated company acts as investment adviser, sub-adviser or principal underwriter to the mutual fund(s); and
5)	Units of unit investment trusts, so long as the unit investment trust is neither managed by our firm, any affiliate of our firm, nor invested in affiliated mutual funds.

Printed Name of Access Person

☐	YES, I have had reportable personal securities transactions within the past quarter as reported on:

(check those that apply)

☐	the attached page/or monthly brokerage statements
☐	confirmations/statements sent directly by my broker/dealer
☐	the attached report

☐	NO, I have had no reportable personal securities transaction(s) in the past quarter.

This Report is to be signed, dated and returned to                                                                                                   ,

Chief Compliance Officer (or designated person), within 30 days of each quarter’s end.

Quarter Ending

Access Person Signature	Date Submitted

Reviewed by (CCO or designated person)	Date

* Note: Access persons are required to report (however, advisers may elect to require all supervised persons to report) their personal securities transactions.

Quarterly Report Of Personal Securities Transactions

(Alternatively, firms may elect to use brokerage or bank statements and confirms in lieu of this Report)

Name of access person*	Date

Transactions do not need to be reported for:

1)	any account in which the adviser or any access person has no direct or indirect influence or control,
2)	direct obligations of the U.S. Government, e.g., U.S. Treasury bills, notes and bonds,
3)	high quality short-term instruments, e.g., U.S. bank certificates of deposit, bankers’ acceptances, and commercial paper,
4)	open-end investment companies, i.e., mutual funds unless our firm, or an affiliated company acts as investment adviser, sub-adviser or principal underwriter to the mutual fund(s); and
5)	Units of unit investment trusts, so long as the unit investment trust is neither managed by our firm, any affiliate of our firm, nor invested in affiliated mutual funds.

Trade Date	Name of Security & Ticker Symbol or CUSIP # (if applicable)	Interest Rate	Maturity Date	# of Shares	Principal Amount	Buy/Sell	Price	Name of Broker Dealer or Bank

The reporting or recording of any such transaction shall not be construed as an admission that the investment adviser or access/supervisory person has any direct or indirect beneficial ownership in the security.

* Our firm Code of Ethics and SEC regulations require that each access person (defined at Rule 204A-1(e)(1) and Rule 17j-(d)(1)(ii)) provide/submit, within 30 days of the end of each calendar quarter, any reportable personal securities transactions in any account of the access person or any account in which the access person, or any immediate family or household member, has a direct or indirect pecuniary interest.

Note: Access persons are required to report (however, advisers may elect to require all supervised persons to report) their personal securities transactions.